Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
April 22, 2016

Thank you Gail, and good morning everyone.

Today I will provide brief updates on the litigation we are facing related to our ET Plus System. I will discuss three things in particular:
•First, what Trinity is doing from a legal standpoint to have the judgment in the federal False Claims Act case overturned on appeal;
•Second, what independent third-parties and organizations have done to support our cause to overturn the judgment; and
•Third, what other legal issues have arisen by virtue of the False Claims Act judgment.

As reported previously, an adverse judgment was entered in October 2014 against Trinity Industries and Trinity Highway Products in a False Claims Act case filed in the United States District Court for the Eastern District of Texas. This case involves the ET Plus guardrail end terminal system manufactured by Trinity Highway Products. We have appealed the judgment to the United States Court of Appeals for the Fifth Circuit. Our opening appellate brief was filed March 21, 2016. Briefing by all the parties should be completed by midsummer 2016. We expect the Fifth Circuit will not issue a ruling in this case earlier than late 2016.

We believe our filing in the Fifth Circuit spells out in a clear and convincing way why the original judgment should not stand. We believe our brief presents a compelling argument of the errors that were made and why this case should not have been brought to trial from the start.

After filing our opening appellate brief, amicus curiae briefs were filed with the Fifth Circuit by several organizations, individuals and states supporting the position that the judgment should be overturned. While these briefs offer diverse arguments in support of Trinity’s appeal, we believe several fundamental positions are clear:
•First, the judgment could undermine safety on the nation’s roadways, inhibit innovation and create crippling regulatory uncertainty;
•Second, the judgment will prevent companies from relying on governmental assurances that their products comply with applicable regulations; and it will discourage companies from entering the marketplace and increase costs to states;
•Third, the judgment takes highway safety decisions out of the hands of government safety experts motivated by the public good and hands them over to private individuals motivated by monetary gain; and
•Last, a False Claims Act suit should not proceed when the government repeatedly denies there have been any material false claims.

When taken together, these amici briefs offer a convincing affirmation that the case against Trinity Industries and Trinity Highway is without merit and the judgment should be reversed.

Trinity Industries and Trinity Highway are also named in multiple suits that stem from the federal False Claims Act case. Nine suits have been filed under respective state false claims act law. All nine of these suits are stayed pending the Fifth Circuit’s ruling in the False Claims Act appeal. Additionally, individual product liability cases as well as product class actions have been filed. A shareholder class action and multiple books and records requests under Delaware law have also been filed. We believe these actions are groundless and are seeking to capitalize on the jury verdict in the False Claims Act case.

For a more detailed review of these cases, please see Note 18 to the financial statements in Trinity’s Form 10-Q for the period ended March 31, 2016. Please also refer to www.etplusfacts.com for additional information.

In closing, the ET Plus has undergone and passed more crash tests and performance evaluations than any guardrail end terminal device in history. Since it was introduced in 2000, it has maintained an unbroken chain of eligibility for reimbursement under the federal aid to highways program, and it has always been accepted for use on the nation’s roadways by the Federal Highway Administration. Today, we are manufacturing and selling the ET Plus, and the federal government continues to reimburse states for installations of the device on authorized projects. In simple terms, it is my understanding that since 2000, all states that purchased and installed the ET Plus under the federal aid to highways program have been reimbursed by the federal government under the provisions of that program, and these states are receiving the benefits associated with the use of this product on a daily basis. We remain absolutely confident in our products and our business practices, and we continue to maintain that the allegations in these cases are baseless and without merit.

I will now turn the call over to Tim.